EXHIBIT 3.04


                                                                 Page 1

                               STATE OF DELAWARE

                        OFFICE OF THE SECRETARY OF STATE

                            -----------------------


      I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "KIDS STUFF, INC.", FILED IN THIS OFFICE ON THE SECOND DAY OF JANUARY, A.D. 1997, AT 3:30 O'CLOCK P.M.

      A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS FOR RECORDING.





                                   [BACKGROUND]

                      GREAT SEAL OF THE STATE OF DELAWARE
                            LIBERTY AND INDEPENDENCE
                                 1793-1847-1907



[CENTERED]
SECRETARY'S OFFICE                       /s/ EDWARD J. FREEL
SYMBOL                                   -----------------------------------
1793 DELAWARE 1855                       Edward J. Freel, Secretary of State

2646548    8100                         AUTHENTICATION:    8271283

971002121                                         DATE:    01-04-97


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                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                     AND RIGHTS OF SERIES A PREFERRED STOCK

                                       OF

                                KIDS STUFF, INC.,

a corporation organized and existing under the General Corporation Law of the State of Delaware,

   DOES HEREBY CERTIFY:

   That, pursuant to authority conferred upon the Board of Directors by the Certificate of incorporation (as amended) of said corporation, and pursuant to the provisions of Section 151 of Title 8 of the Delaware Code of 1953, said Board of Directors, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution providing for the issuance of a series of Five Million (5,000,000) shares of Preferred Stock, which resolution is as follows: RESOLVED, that the Corporation's Serial Preference Stock (the "Stock") be subject to the following terms and conditions:

        (a)    the Stock shall be designated as Series A Preferred Stock;

        (b) the Corporation shall issue and have outstanding 5,000,000 shares of Series A Preferred Stock;

        (c) the Series A Preferred Stock has no preferential dividend payment rights and is not participating;

        (d)    the Series A Preferred Stock is not subject to redemption;

        (e) in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, each share of Series A Preferred Stock has a liquidation preference of $.001;

        (f) the Series A Preferred Stock is not convertible into shares of Common Stock;

        (g) the holders of the Series A Preferred Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders.

   IN WITNESS WHEREOF, said Kids Stuff, Inc. has caused this Certificate to be signed by William L. Miller, its Chairman, this 2nd day January, 1997.

                                                          /S/ WILLIAM L. MILLER
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                                                   By:    William L. Miller
                                                          Chairman of the Board
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                                                                         (Title)